EXHIBIT 99.1

News Release

Pioneer Natural Resources Reports Fourth Quarter and Full Year 2022 Financial and Operating Results

Dallas, Texas, February 22, 2023 - Pioneer Natural Resources Company (NYSE:PXD) ("Pioneer" or "the Company") today reported financial and operating results for the quarter and year ended December 31, 2022. Pioneer reported fourth quarter net income attributable to common stockholders of $1.5 billion, or $5.98 per diluted share. These results include the effects of noncash mark-to-market adjustments and certain other unusual items. Excluding these items, non-GAAP adjusted income for the fourth quarter was $1.5 billion, or $5.91 per diluted share. Cash flow from operating activities for the fourth quarter was $2.6 billion. For the year ended December 31, 2022, the Company reported net income attributable to common stockholders of $7.8 billion, or $31.13 per diluted share. Cash flow from operating activities for the year was $11.3 billion.

Highlights

•Delivered strong fourth quarter and full year free cash flow1 of $1.7 billion and $8.4 billion, respectively

•Declared a quarterly base-plus-variable dividend of $5.58 per share to be paid in March 2023 (based on fourth quarter results)

•Repurchased $400 million of shares during the fourth quarter and $1.65 billion during the full year

•Generated a return on capital employed2 of 30% during 2022

Chief Executive Officer Scott D. Sheffield stated, "Pioneer delivered a strong 2022, executing on our investment framework and providing compelling shareholder returns. Our peer-leading free cash flow per barrel produced, paired with our low reinvestment rate, generated free cash flow of $8.4 billion during the year. This significant free cash flow resulted in nearly $8.0 billion being returned to shareholders through dividends of over $26 per share and $1.65 billion of share repurchases.

"We believe Pioneer is differentiated from our peers based on our decades of low-breakeven, high-return inventory that underpins our ability to deliver attractive corporate returns and durable free cash flow through commodity price cycles. Our best-in-class assets, great people, highly efficient and responsible operations, and commitment to substantial shareholder returns creates significant value for our shareholders. We expect to deliver more strong results during 2023 as we execute on our plan."

Financial Highlights

Pioneer maintains a strong balance sheet, with unrestricted cash on hand as of December 31, 2022 of $1.0 billion and net debt of $3.9 billion. The Company had $3.0 billion of liquidity as of December 31, 2022, comprised of $1.0 billion of cash and a $2.0 billion unsecured credit facility (undrawn as of December 31, 2022).

Cash flow from operating activities during the fourth quarter and full year 2022 was $2.6 billion and $11.3 billion, respectively, leading to free cash flow1 of $1.7 billion for the fourth quarter and $8.4 billion for the full year 2022.

During the fourth quarter, the Company’s total capital expenditures3, including drilling, completion, facilities and water infrastructure, totaled $1.1 billion. For the full year 2022, the Company's total capital expenditures3 totaled $3.8 billion.

For the first quarter of 2023, the Company's Board of Directors (Board) has declared a quarterly base-plus-variable dividend of $5.58 per share, comprised of a $1.10 base dividend and $4.48 variable dividend. This represents a total annualized dividend yield of approximately 11%4. In addition to a strong dividend program, the Company continues to execute opportunistic share repurchases. During the fourth quarter, the Company repurchased $400 million of common stock, bringing total 2022 share repurchases to $1.65 billion. Additionally, Pioneer repurchased $250 million of common stock during January and February, bringing total repurchases under the current authorization to $1.9 billion.

Pioneer believes this peer-leading return of capital strategy, comprised of dividends and share repurchases, creates significant value for shareholders5.

Fourth Quarter Financial Results

For the fourth quarter of 2022, the average realized price for oil was $83.53 per barrel. The average realized price for natural gas liquids (NGLs) was $27.67 per barrel, and the average realized price for gas was $4.98 per thousand cubic feet. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $11.08 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $10.77 per BOE. Exploration and abandonments expense was $9 million. General and administrative (G&A) expense was $83 million. Interest expense was $28 million. The net cash flow impact related to sales of purchased oil and gas, including firm transportation, was a loss of $76 million. Other expense was $55 million, or $39 million excluding unusual items. The Company recognized a current tax benefit of $172 million during the quarter (principally related to the overpayment of estimated cash taxes during the year). The Company's effective tax rate was 21% for the quarter.

Operations Update

Pioneer continued to deliver strong operational performance in the Midland Basin, which led to the Company placing 483 horizontal wells on production during 2022, including 84 horizontal wells placed on production during the fourth quarter.

Pioneer's large and contiguous acreage position provides the opportunity to drive further operational enhancements. The development of wells with lateral lengths in excess of 15,000 feet provides significant capital savings on a per foot basis and generates returns that are on average 20% higher than a 10,000-foot lateral well. The Company is expanding the development of 15,000 foot laterals and expects to place more than 100 of these wells on production in 2023.

Additionally, Pioneer has delivered significant cost and efficiency improvements from the utilization of simulfrac completions. The Company added a third simulfrac fleet in the first quarter of 2023. Consistent with the Company’s commitment to sustainable operations, Pioneer expects 100% of its completions fleets to be either electric or dual-fuel powered by the second half of 2023.

Extended laterals, utilization of simulfrac fleets and the transition of completions fleets from diesel-only fuel are a few examples of the many continuous improvement efforts that the Company's operational teams continue to generate. During 2022, Pioneer’s operational teams delivered a fifth consecutive year of improved drilling and completions efficiencies.

2023 Outlook

The Company expects its 2023 drilling, completions, facilities and water infrastructure capital budget3 to range between $4.45 billion to $4.75 billion. Additionally, the Company expects its capital budget for exploration, environmental and other capital to range between $150 million to $200 million, principally related to drilling four Barnett/Woodford formation wells in the Midland Basin, additional testing of the Company’s enhanced oil recovery (EOR) project and adding electric power infrastructure for future drilling, completions and production operations. Pioneer expects its capital program to be funded from 2023 cash flow6, which is projected to be approximately $9 billion.

During 2023, the Company plans to operate an average of 24 to 26 horizontal drilling rigs in the Midland Basin, including a three-rig average program in the southern Midland Basin joint venture area. The 2023 capital program is expected to place 500 to 530 wells on production. Pioneer expects 2023 oil production of 357 to 372 thousand barrels of oil per day (MBOPD) and total production of 670 to 700 thousand barrels of oil equivalent per day (MBOEPD).

First Quarter 2023 Guidance

First quarter 2023 oil production is forecasted to average between 349 to 364 MBOPD and total production is expected to average between 659 to 687 MBOEPD. Production costs are expected to average $11.75 per BOE to $13.25 per BOE. DD&A expense is expected to average $10.50 per BOE to $12.00 per BOE. Total exploration and abandonments expense is forecasted to be $10 million to $20 million. G&A expense is expected to be $78 million to $88 million. Interest expense is expected to be $27 million to $32 million. Other expense is forecasted to be $20 million to $40 million. The cash flow impact related to purchases and sales of oil and gas, including firm transportation, is expected to be a loss of $50 million to a loss of $90 million, based on forward oil price estimates for the quarter. The Company’s effective income tax rate is expected to be 22% to 27%, with cash taxes expected to be $70 million to $100 million, representing estimated federal and state tax payments that will be paid based on forecasted 2023 taxable income.

Proved Reserves

The Company added proved reserves totaling 365 million barrels of oil equivalent (MMBOE) during 2022, excluding acquisitions and price revisions. These proved reserve additions equate to a drillbit reserve replacement ratio of 152% when compared to Pioneer's full-year 2022 production of 240 MMBOE, including field fuel. The drillbit finding and development (F&D) cost was $10.82 per BOE in 2022, with a drillbit proved developed F&D cost of $9.83 per BOE.

As of December 31, 2022, the Company's total proved reserves were estimated at 2,377 MMBOE, of which 89% are proved developed.

Environmental, Social & Governance (ESG)
Pioneer views sustainability as a multidisciplinary effort that balances economic growth, environmental stewardship and social responsibility. The Company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment.

During 2022, Pioneer continued to advance the Company's leading ESG strategy. Highlights from 2022 include partnering with NextEra Energy Resources to develop a 140-megawatt wind generation facility on Pioneer owned surface acreage and joining the Oil and Gas Methane Partnership (OGMP) 2.0 initiative, which is considered the gold standard on methane emission measurement and reporting for the upstream energy industry. Additionally, Pioneer's continued progress on its ESG initiatives led to an increase to an ESG “A” rating from MSCI.

For more details, see Pioneer’s 2022 Sustainability Report and 2022 Climate Risk Report at www.pxd.com/sustainability.

Earnings Conference Call

On Thursday, February 23, 2023, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter and year ended December 31, 2022, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com

Select "Investors," then "Earnings & Webcasts" to listen to the discussion, view the presentation     and see other related material.

Telephone: Dial (866) 580-3963 and enter confirmation code 1963876 five minutes before the call.

A replay of the webcast will be archived on Pioneer’s website. Alternatively, an audio replay will be available through March 23, 2023. To access the audio replay, dial (866) 583-1035 and enter confirmation code 1963876.

About Pioneer

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of the Company are subject to a number of risks and uncertainties that may cause the Company's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices; product supply and demand; the impact of armed conflict (including the war in Ukraine) and political instability on economic activity and oil and gas supply and demand; competition; the ability to obtain drilling, environmental and other permits and the timing thereof; the effect of future regulatory or legislative actions on Pioneer or the industry in which it operates, including potential changes to tax laws; the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms; potential liability resulting from pending or future litigation; the costs, including the potential impact of cost increases due to inflation and supply chain disruptions, and results of development and operating activities; the impact of a widespread outbreak of an illness, such as the COVID-19 pandemic, on global and U.S. economic activity, oil and gas demand, and global and U.S. supply chains; the risk of new restrictions with respect to development activities, including potential changes to regulations resulting in limitations on the Company's ability to dispose of produced water; availability of equipment, services, resources and personnel required to perform the Company's development and operating activities; access to and availability of transportation, processing, fractionation, refining, storage and export facilities; Pioneer's ability to replace reserves, implement its business plans or complete its development activities as scheduled; the Company's ability to achieve its emissions reductions, flaring and other ESG goals; access to and cost of capital; the financial strength of (i) counterparties to Pioneer's credit facility and derivative contracts, (ii) issuers of Pioneer's investment securities and (iii) purchasers of Pioneer's oil, NGL and gas production and downstream sales of purchased commodities; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying forecasts, including forecasts of production, operating cash flow, well costs, capital expenditures, rates of return, expenses, and cash flow from downstream purchases and sales of oil and gas, net of firm transportation commitments; tax rates; quality of technical data; environmental and weather risks, including the possible impacts of climate change on the Company's operations and demand for its products; cybersecurity risks; the risks associated with the ownership and operation of the Company's water services business and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and other filings with the United States Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. The Company undertakes no duty to publicly update these statements except as required by law.

"Drillbit finding and development cost per BOE," or "drillbit F&D cost per BOE," means the summation of exploration and development costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to discoveries, extensions and revisions of previous estimates. Revisions of previous estimates exclude price revisions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.

"Drillbit reserve replacement" is the summation of annual proved reserves, on a BOE basis, attributable to discoveries, extensions and revisions of previous estimates divided by annual production of oil, NGLs and gas, on a BOE basis. Revisions of previous estimates exclude price revisions.

"Drillbit proved developed finding and development cost per BOE," or "drillbit proved developed F&D cost per BOE," means the summation of exploration and development costs incurred (excluding asset retirement obligations) divided by the summation of annual proved reserves, on a BOE basis, attributable to proved developed reserve additions, including (i) discoveries and extensions placed on production during 2022, (ii) transfers from proved undeveloped reserves at year-end 2021 and (iii) technical revisions of previous estimates for proved developed reserves during 2022. Revisions of previous estimates exclude price revisions.

Footnote 1: Free cash flow is a non-GAAP financial measure. As used by the Company, free cash flow is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures. See the supplemental schedules for a reconciliation of fourth quarter and full year 2022 free cash flow to the comparable GAAP number. Forecasted free cash flow numbers are non-GAAP financial measures. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Footnote 2: Return on capital employed (ROCE) is a non-GAAP financial measure. As used by the Company, ROCE is net income adjusted for tax-effected noncash mark-to-market (MTM) adjustments, unusual items and interest expense divided by the summation of average total equity (adjusted for tax-effected noncash MTM adjustments, unusual items and interest expense) and average net debt. See reconciliation to comparable GAAP number in supplemental schedules.

Footnote 3: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A, information technology and corporate facilities.

Footnote 4: Calculated by dividing the Company’s annualized first quarter 2023 total dividend per share by the Company's closing stock price on February 17, 2023.

Footnote 5: Future dividends, whether base or variable, are authorized and determined by the Company's Board in its sole discretion. Decisions regarding the payment of dividends are subject to a number of considerations at the time, including without limitation the Company's liquidity and capital resources, the Company's results of operations and anticipated future results of operations, the level of cash reserves the Company maintains to fund future capital expenditures or other needs, and other factors that the Board deems relevant. The Company can provide no assurance that dividends will be authorized or declared in the future or the amount of any future dividends. Any future variable dividends, if declared and paid, will by their nature fluctuate based on the Company’s free cash flow, which will depend on a number of factors beyond the Company’s control, including commodity prices.

Footnote 6: Forecasted operating cash flow is a non-GAAP financial measure. The 2023 estimated operating cash flow number represents January through December 2023 forecasted cash flow (before working capital changes) based on strip pricing and internal forecasts of 2023 production. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Note: Estimates of future results, including cash flow and free cash flow, are based on the Company’s internal financial model prepared by management and used to assist in the management of its business. Pioneer’s financial models are not prepared with a view to public disclosure or compliance with GAAP, any guidelines of the SEC or any other body. The financial models reflect numerous assumptions, in addition to those noted in this news release, with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult, if not impossible to predict, and many are beyond Pioneer’s control. Accordingly, there can be no assurance that the assumptions made by management in preparing the financial models will prove accurate. It is expected that there will be differences between actual and estimated or modeled results, and actual results may be materially greater or less than those contained in the Company’s financial models.

Pioneer Natural Resources Company Contacts:
Investors
Tom Fitter - 972-969-1821
Greg Wright - 972-969-1770
Chris Leypoldt - 972-969-5834

Media and Public Affairs
Christina Voss - 972-969-5706

PIONEER NATURAL RESOURCES COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,032	$3,847
Restricted cash	—	37
Accounts receivable, net	1,853	1,685
Income taxes receivable	164	1
Inventories	424	369
Investment in affiliate	172	135
Short-term investments, net	—	58
Other	81	41
Total current assets	3,726	6,173
Oil and gas properties, using the successful efforts method of accounting	44,473	40,517
Accumulated depletion, depreciation and amortization	(14,843)	(12,335)
Total oil and gas properties, net	29,630	28,182
Other property and equipment, net	1,658	1,694
Operating lease right-of-use assets	340	348
Goodwill	243	243
Other assets	143	171
	$35,740	$36,811

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,637	$2,559
Interest payable	33	53
Income taxes payable	63	45
Current portion of long-term debt	779	244
Derivatives	44	538
Operating leases	125	121
Other	206	513
Total current liabilities	3,887	4,073
Long-term debt	4,125	6,688
Derivatives	96	25
Deferred income taxes	3,867	2,038
Operating leases	236	243
Other liabilities	988	907
Equity	22,541	22,837
	$35,740	$36,811

PIONEER NATURAL RESOURCES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues and other income:
Oil and gas	$3,516	$3,716	$16,310	$11,503
Sales of purchased commodities	1,658	1,860	8,074	6,367
Interest and other income (loss), net	61	(18)	119	23
Derivative loss, net	(128)	(159)	(315)	(2,183)
Gain (loss) on disposition of assets, net	1	(1,082)	106	(1,067)
	5,108	4,317	24,294	14,643
Costs and expenses:
Oil and gas production	463	377	1,922	1,267
Production and ad valorem taxes	210	206	965	651
Depletion, depreciation and amortization	655	672	2,530	2,498
Purchased commodities	1,734	1,915	8,235	6,560
Exploration and abandonments	9	12	41	51
General and administrative	83	76	334	292
Accretion of discount on asset retirement obligations	4	2	15	7
Interest	28	40	128	161
Other	54	26	173	410
	3,240	3,326	14,343	11,897
Income before income taxes	1,868	991	9,951	2,746
Income tax provision	(387)	(228)	(2,106)	(628)
Net income attributable to common stockholders	$1,481	$763	$7,845	$2,118

Net income per share attributable to common stockholders:
Basic	$6.23	$3.12	$32.61	$9.06
Diluted	$5.98	$2.97	$31.13	$8.61

Weighted average shares outstanding:
Basic	237	244	240	233
Diluted	247	257	252	246

PIONEER NATURAL RESOURCES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income	$1,481	$763	$7,845	$2,118
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	655	672	2,530	2,498
Exploration expenses	1	1	7	4
Deferred income taxes	559	212	1,807	583
(Gain) loss on disposition of assets, net	(1)	1,082	(106)	1,067
(Gain) loss on early extinguishment of debt, net	(8)	—	39	2
Accretion of discount on asset retirement obligations	4	2	15	7
Interest expense	3	3	10	10
Derivative-related activity	(1)	(1,087)	(96)	(451)
Amortization of stock-based compensation	19	19	78	106
Investment valuation adjustments	(38)	20	(54)	(1)
South Texas deficiency fee obligation, net	—	(10)	(18)	(10)
Other	58	45	144	150
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	82	(6)	(171)	(607)
Income taxes receivable	(164)	—	(164)	(3)
Inventories	(4)	(32)	(59)	(125)
Other assets	(16)	(45)	(113)	(18)
Accounts payable	(14)	544	(274)	1,059
Interest payable	12	23	(20)	(53)
Income taxes payable	18	16	18	41
Other liabilities	(48)	—	(70)	(331)
Net cash provided by operating activities	2,598	2,222	11,348	6,046
Net cash provided by (used in) investing activities	(675)	2,169	(3,586)	(856)
Net cash used in financing activities	(2,213)	(1,134)	(10,614)	(2,807)
Net increase (decrease) in cash, cash equivalents and restricted cash	(290)	3,257	(2,852)	2,383
Cash, cash equivalents and restricted cash, beginning of period	1,322	627	3,884	1,501
Cash, cash equivalents and restricted cash, end of period	$1,032	$3,884	$1,032	$3,884

PIONEER NATURAL RESOURCES COMPANY
SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Average Daily Sales Volumes:
Oil (Bbls)	350,608	393,467	351,964	356,986
Natural gas liquids ("NGLs") (Bbls)	165,533	161,651	160,294	143,026
Gas (Mcf)	872,589	792,150	825,085	703,919
Total (BOE)	661,573	687,143	649,773	617,332

Average Prices:
Oil per Bbl	$83.53	$76.38	$95.66	$67.60
NGLs per Bbl	$27.67	$38.45	$37.67	$32.70
Gas per Mcf	$4.98	$5.20	$6.03	$3.85
Total per BOE	$57.76	$58.78	$68.77	$51.05

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Margin Data ($ per BOE):
Average price	$57.76	$58.78	$68.77	$51.05
Production costs	(7.62)	(5.97)	(8.09)	(5.63)
Production and ad valorem taxes	(3.46)	(3.26)	(4.08)	(2.89)
	$46.68	$49.55	$56.60	$42.53

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
(in millions, except per share data)

The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally accepted accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common stockholders, the Company's basic net income per share attributable to common stockholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) plus the after-tax interest expense associated with the Company's convertible senior notes that are assumed to be converted into shares (iv) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The Company's net income attributable to common stockholders is reconciled to basic and diluted net income attributable to common stockholders as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income attributable to common stockholders	$1,481	$763	$7,845	$2,118
Participating share-based earnings	(4)	(2)	(15)	(5)
Basic net income attributable to common stockholders	1,477	761	7,830	2,113
Adjustment to after-tax interest expense to reflect the dilutive impact attributable to convertible senior notes	1	1	6	6
Diluted net income attributable to common stockholders	$1,478	$762	$7,836	$2,119

Basic weighted average shares outstanding	237	244	240	233
Contingently issuable stock-based compensation	—	1	—	1
Convertible senior notes dilution	10	12	12	12
Diluted weighted average shares outstanding	247	257	252	246

Net income per share attributable to common stockholders:
Basic	$6.23	$3.12	$32.61	$9.06
Diluted	$5.98	$2.97	$31.13	$8.61

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income	$1,481	$763	$7,845	$2,118
Depletion, depreciation and amortization	655	672	2,530	2,498
Exploration and abandonments	9	12	41	51
Accretion of discount on asset retirement obligations	4	2	15	7
Interest expense	28	40	128	161
Income tax provision	387	228	2,106	628
(Gain) loss on disposition of assets, net	(1)	1,082	(106)	1,067
(Gain) loss on early extinguishment of debt, net	(8)	—	39	2
Derivative-related activity	(1)	(1,087)	(96)	(451)
Amortization of stock-based compensation	19	19	78	106
Investment valuation adjustments	(38)	20	(54)	(1)
South Texas deficiency fee obligation, net	—	(10)	(18)	(10)
Other	58	45	144	150
EBITDAX (a)	2,593	1,786	12,652	6,326
Cash interest expense	(25)	(37)	(118)	(151)
Current income tax provision	172	(16)	(299)	(45)
Discretionary cash flow (b)	2,740	1,733	12,235	6,130
Cash exploration expense	(8)	(11)	(34)	(47)
Changes in operating assets and liabilities, net of effects of acquisitions	(134)	500	(853)	(37)
Net cash provided by operating activities	$2,598	$2,222	$11,348	$6,046
______________________
(a)"EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain or loss on the disposition of assets; net gain or loss on early extinguishment of debt; noncash derivative-related activity; noncash amortization of stock-based compensation; noncash valuation adjustments on investment in affiliate, short-term investments and deficiency fee obligations; and other noncash items.
(b)Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities, net of effects of acquisitions and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)

Adjusted income attributable to common stockholders excluding noncash mark-to-market ("MTM") adjustments and unusual items are presented in this earnings release and reconciled to the Company's net income attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.
The Company's net income attributable to common stockholders as determined in accordance with GAAP is reconciled to income adjusted for noncash MTM adjustments, including (i) the Company's equity investments in ProPetro Holding Corp. ("ProPetro") and Laredo Petroleum, Inc. ("Laredo") and (ii) the Company's derivative positions, and unusual items is as follows:

		Three Months Ended December 31, 2022
	Ref	After-tax Amounts	Per Diluted Share
		(in millions)
Net income attributable to common stockholders		$1,481	$5.98
Noncash MTM adjustments:
ProPetro investment gain ($38 million pretax)		(30)	(0.12)
Derivative gain, net ($1 million pretax)		(1)	—
Adjusted income excluding noncash MTM adjustments		1,450	5.86
Unusual items:
Impairment of long-lived assets ($23 million pretax)	(a)	18	0.07
Net loss on settlement of convertible debt conversion option derivatives ($4 million pretax)	(b)	3	0.01
Gain on early extinguishment of debt, net ($8 million pretax)	(c)	(7)	(0.03)
Adjusted income excluding noncash MTM adjustments and unusual items		$1,464	$5.91
_____________________
(a)Represents impairment expense to adjust the carrying values of an unoccupied field office in South Texas and certain operating lease right-of-use assets to their estimated fair values.
(b)Represents a realized net derivative loss on settled convertible debt conversion options.
(c)Represents a net gain on the early extinguishment of the Company's 5.625% senior notes due 2027.

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)

		Twelve Months Ended December 31, 2022
	Ref	After-tax Amounts	Per Diluted Share
		(in millions)
Net income attributable to common stockholders		$7,845	$31.13
Noncash MTM adjustments:
Derivative gain, net ($96 million pretax)		(74)	(0.30)
Investment gain, net ($54 million pretax)		(43)	(0.17)
Adjusted income excluding noncash MTM adjustments		7,728	30.66
Unusual items:
Loss on early extinguishment of debt, net ($39 million pretax)	(a)	30	0.12
Charitable contributions - Ukraine humanitarian support ($20 million pretax)	(b)	16	0.06
Impairment of long-lived assets ($23 million pretax)	(c)	18	0.07
Net gain on settlement of convertible debt conversion option derivatives ($13 million pretax)	(d)	(10)	(0.04)
Gain on disposition of assets, net ($99 million pretax)	(e)	(77)	(0.30)
Adjusted income excluding noncash MTM adjustments and unusual items		$7,705	$30.57
_____________________
(a)Represents the net loss on early extinguishment of the Company's 0.750% senior notes due 2024, 4.450% senior notes due 2026 and 5.625% senior notes due 2027.
(b)Represents charitable contributions to various Ukraine humanitarian aid organizations in response to the Russia/Ukraine conflict.
(c)Represents impairment expense to adjust the carrying values of an unoccupied field office in South Texas and certain operating lease right-of-use assets to their estimated fair values.
(d)Represents a realized net derivative gain on exercised convertible debt conversion options.
(e)Represents realized gains on the sale of certain producing wells and undeveloped acreage in the Midland Basin.

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
Return on Capital Employed ("ROCE") is a non-GAAP financial measure. As used by the Company, ROCE is net income adjusted for tax-effected noncash MTM adjustments, unusual items and interest expense divided by the summation of average total equity (adjusted for tax effected noncash MTM adjustments, unusual items and interest expense) and average net debt. The Company believes ROCE is a good indicator of long-term performance, both absolute and relative to the Company's peers. ROCE is a measure of the profitability of the Company’s capital employed in its business compared with that of its peers.

Twelve Months Ended December 31, 2022
After-tax Amounts
(in millions)
Net income	$7,845
Noncash MTM adjustments:
Derivative gain, net ($96 million pretax)	(74)
Investment gain, net ($54 million pretax)	(43)
Unusual items:
Loss on early extinguishment of debt, net ($39 million pretax)	30
Charitable contributions - Ukraine humanitarian support ($20 million pretax)	16
Impairment of long-lived assets ($23 million pretax)	18
Net gain on settlement of convertible debt conversion option derivatives ($13 million pretax)	(10)
Gain on disposition of assets, net ($99 million pretax)	(77)
Adjusted income excluding noncash MTM adjustments and unusual items	7,705
Interest expense ($128 million pretax)	100
ROCE earnings	$7,805

As of December 31, 2022
(in millions)
Average total equity (a)	$22,669
Average net debt (b)	3,479
Capital employed	$26,148

ROCE percentage	30%
_____________________
(a)Average total equity is calculated as the average current year adjusted total equity and prior year total equity as follows:

	As of December 31,
	2022	2021
	(in millions)
Total equity	$22,541	$22,837
Less: Net income	(7,845)
Plus: ROCE earnings	7,805
Adjusted total equity	$22,501

Average total equity	$22,669
(b) Average net debt is calculated as follows:

	As of December 31,
	2022	2021
	(in millions)
Current portion of long-term debt	$779	$244
Long-term debt	4,125	6,688
Less: Cash and cash equivalents	(1,032)	(3,847)
Net debt	$3,872	$3,085

Average net debt	$3,479

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)

Free cash flow ("FCF") is a non-GAAP financial measure. As used by the Company, FCF is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures. The Company believes this non-GAAP measure is a financial indicator of the Company's ability to internally fund acquisitions, debt maturities, dividends and share repurchases after capital expenditures.

	Three Months Ended December 31, 2022	Twelve Months Ended December 31, 2022
	(in millions)
Net cash provided by operating activities	$2,598	$11,348
Changes in operating assets and liabilities	134	853
Less: Capital expenditures (a)	(1,057)	(3,819)
Free cash flow	$1,675	$8,382
_____________________
(a)Capital expenditures are calculated as follows:

	Three Months Ended December 31, 2022	Twelve Months Ended December 31, 2022
	(in millions)
Costs incurred	$1,314	$4,120
Excluded items (a)	(278)	(367)
Other property, plant and equipment capital (b)	21	66
Capital expenditures	$1,057	$3,819
______________________
(a)Comprised of proved and unproved acquisition costs, asset retirement obligations and geological and geophysical general and administrative costs.
(b)Includes other property, plant and equipment additions related to water infrastructure and vehicles.

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL INFORMATION
Open Derivative Positions as of December 31, 2022

Commodity derivatives. As of December 31, 2022, the Company's outstanding commodity derivative contracts include 3,000 barrels of oil per day of Brent basis swaps for January 2024 through December 2024. The basis swap contracts fix the basis differential between the West Texas Intermediate ("WTI") index price (the price at which the Company buys Midland Basin oil for transport to the Gulf Coast) and the Brent index price (the price at which a portion of the Midland Basin purchased oil is sold in the Gulf Coast market) at a weighted average differential of $4.33.
Marketing derivatives. The Company's marketing derivatives reflect long-term marketing contracts whereby the Company agreed to purchase and simultaneously sell barrels of oil at an oil terminal in Midland, Texas.
In October 2019, the Company agreed to purchase and simultaneously sell 50 thousand barrels of oil per day beginning January 1, 2021 and ending December 31, 2026.
In April 2022, the Company agreed to purchase and simultaneously sell (i) 40 thousand barrels of oil per day beginning May 1, 2022 and ending April 30, 2027 and (ii) 30 thousand barrels of oil per day beginning August 1, 2022 and ending July 31, 2027.
The price the Company pays to purchase the oil volumes under the purchase contracts is based on a Midland WTI price and the price the Company receives for the oil volumes sold is a weighted average sales price that a non-affiliated counterparty receives for selling oil through a Gulf Coast storage and export facility at prices that are highly correlated with Brent oil prices during the same month of the purchase. Based on the form of the long-term marketing contracts, the Company accounts for the contracts as derivative instruments not designated as hedges.
Conversion option derivatives. In May 2020, the Company issued $1.3 billion principal amount of convertible senior notes due 2025 (the "Convertible Notes"). Certain holders of the Convertible Notes exercised their conversion option during the twelve months ended December 31, 2022. Per the terms of the notes indenture, the Company elected to settle the conversions in cash, with settlement occurring 25 trading days from the notice of conversion (the "Settlement Period"). The Company's election to settle an exercised conversion option in cash results in a forward contract during the Settlement Period that is accounted for as a derivative instrument not designated as a hedge. As of December 31, 2022, $29 million of the principal amount of the Company's Convertible Notes remained in the Settlement Period.

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL INFORMATION (continued)
Derivative Gain (Loss), Net

	Three Months Ended December 31, 2022	Twelve Months Ended December 31, 2022
	(in millions)
Noncash changes in fair value:
Oil derivative gain, net	$4	$1
Gas derivative gain, net	134	157
Marketing derivative loss, net	(138)	(63)
Convertible debt conversion option derivative gain, net	1	1
Total noncash derivative gain, net	1	96

Cash payments on settled derivative instruments:
Oil derivative payments	(3)	(8)
Gas derivative payments, net	(103)	(350)
Marketing derivative payments	(19)	(66)
Convertible debt conversion option derivative receipts (payments), net	(4)	13
Total cash payments on settled derivative instruments, net	(129)	(411)
Total derivative loss, net	$(128)	$(315)

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL INFORMATION
PROVED RESERVES

	Oil (MBbls)	NGLs (MBbls)	Gas (MMcf)	Total (MBOE) (a)
Balance as of December 31, 2021	967,628	669,980	3,506,708	2,222,059
Production (b)	(128,467)	(58,507)	(319,486)	(240,222)
Revisions of previous estimates	(53,745)	7,882	203,428	(11,958)
Extensions and discoveries	187,003	119,252	607,231	407,460
Sales of minerals-in-place	(637)	(262)	(1,412)	(1,134)
Purchases of minerals-in-place	236	100	522	423
Balance as of December 31, 2022	972,018	738,445	3,996,991	2,376,628
_____________________
(a)Revisions of previous estimates includes 30.8 MMBOEs of positive price revisions and 42.8 MMBOEs of negative technical revisions.
(b)Production includes 18,330 MMcf related to field fuel.

Twelve Months Ended December 31, 2022
Costs incurred for oil and gas producing activities (in millions):
Property acquisition costs:
Proved	$6
Unproved	167
173
Exploration costs	3,167
Development costs	780
Total costs incurred (a)	$4,120

Reserve replacement percentage (b)	165%
Drillbit reserve replacement percentage (c)	152%
Finding and development costs per BOE of proved reserves added (d)	$10.41
Drillbit finding and development costs per BOE of proved reserves added (e)	$10.82
Drillbit finding and development costs per BOE of proved developed reserves added (f)	$9.83
_____________________
(a)Costs incurred include $161 million and $33 million of additions to asset retirement obligations and geological and geophysical general and administrative expense, respectively.
(b)The summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and extensions and discoveries divided by annual production of oil, NGLs and gas, on a BOE basis.
(c)The summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates (excluding price revisions) and extensions and discoveries divided by annual production of oil, NGLs and gas, on a BOE basis.
(d)Total costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and extensions and discoveries. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.
(e)The summation of exploration and development costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates (excluding price revisions) and extensions and discoveries. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.
(f)The summation of exploration and development costs incurred (excluding additions to asset retirement obligations) divided by the summation of annual proved developed reserves, on a BOE basis, attributable to negative technical revisions of previous estimates (57.4 MMBOE), extensions and discoveries (403.7 MMBOE) and transfers from proved undeveloped reserves (38.8 MMBOE).